Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made as of September 18, 2013 by and between GlobalOptions Group, Inc., a Delaware corporation (the “Company”) and Karen Romaine, an individual residing at 250 Gorge Road, #12B, Cliffside Park, New Jersey 07010 (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to enter into this Agreement with Executive who serves as the Chief Financial Officer effective as of the closing of the merger of Walker Digital Holdings LLC and the Company (such date of closing shall be the “Effective Date”); and

WHEREAS, the Executive understands and accepts the conditions of employment as set forth herein and desires to be employed by the Company in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto, it is hereby agreed by the Company and the Executive as follows:

1. Employment, Duties and Acceptance.

(a) Employment. In accordance with the terms of this Agreement, the Executive shall commence providing services to the Company as of Effective Date, the Company hereby agrees to employ the Executive for the Term (as defined below), and Executive agrees to be employed by the Company and to render services to the Company during the Term as the Chief Financial Officer of the Company and to perform such duties commensurate with such office as she shall reasonably be directed by the Chief Executive Officer and the Board of Directors of the Company (the “Board” or “Board of Directors”) to perform.

(b) Performance of Duties. Executive agrees to devote his reasonable efforts, attention and energies to the performance of the business of the Company, and Executive shall not, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, consultant, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which are contrary to the best interests of the Company. Executive is permitted to perform duties or pursuits that are focused on other business, charitable, educational, scientific, literary, community or family related matters including but not limited to those indentified on Exhibit A attached hereto; provided, however, that such duties or pursuits may not conflict or substantially interfere with Executive’s duties and loyalties to the Company. Executive understands and agrees that she may be required to travel (at Company’s expense) from time to time from the Company’s current principal office in Stamford, Connecticut to other locations for business reasons.

(c) Representations and Warranties by Executive. As of the Effective Date, Executive represents and warrants to the Company that employment with the Company and performance of Executive’s duties and obligations under this Agreement will not violate any agreement to which Executive is or may be bound.

(d) Acceptance. Executive hereby accepts such employment and agrees to render the services described above and abide by the terms of this Agreement.

2. Term of Employment.

Subject to the terms and conditions of this Agreement, Executive’s employment under this Agreement will be deemed to have commenced upon the Effective Date and shall continue until the earlier of the date on which his employment is terminated as set forth in Section 6 of this Agreement or the third anniversary of the Effective Date. The period of employment shall be referred to as the “Term”. Upon expiration of the Term, this Agreement shall automatically renew for additional one (1) year terms (each such renewal shall be a “Term”), unless either party provides ninety (90) days prior to expiration of the current Term written notice of termination.

3. Compensation and Benefits.

(a) Base Salary. As compensation for services to be rendered under this Agreement, the Company agrees to pay Executive effective upon the Effective Date a base salary at an annual rate of no less than Two Hundred Fifty Thousand Dollars (USD $250,000) (“Base Salary”), to be paid in accordance with the Company’s normal payroll practice. From time to time, the Company’s Compensation Committee shall recommend, in its sole and absolute discretion, any appropriate increases to Executive’s Base Salary to the Board of Directors. Any such recommendation shall be subject to approval by the Board of Directors.

(b) Bonus. In addition to the Base Salary, Executive will be eligible to earn annual performance bonus compensation with a target equal to 20% of Executive’s Base Salary, in accordance with the plan adopted by the Board of Directors.

(c) Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other business expenses actually incurred or paid by him in the performance of services for the Company under this Agreement, upon presentation of expense statements or vouchers and such other supporting information as the Company may reasonably require of Executive in accordance with the travel and expense reimbursement policy of the Company. The Company shall reimburse the Executive within 30 days following the submission of an expense report and in no event shall such reimbursement be made later than March 15th following the year in which the expense was incurred.

(d) Employee Benefit Plans. The Executive shall be eligible to participate in the Company’s medical, dental, and vision insurance plans, short-term disability, long-term disability, and group life/accidental death and disability insurance coverage, 401(k) plan or other employee retirement or other benefit plans, and any other welfare benefit or employee benefit plans in accordance with the respective plans’ terms as currently offered by the Company to its executives and employees (collectively, the “Employee Benefit Plans”). The Company reserves the right to revise the coverage and benefits at any time and/or require employee contributions relating to such coverage or plans, provided such change applies to all Company employees or similarly situated executives.

(e) Vacation. The Executive shall be entitled to four (4) weeks paid vacation per year to be accrued in accordance with the Company’s policies and procedures.

4. Equity Incentives; Taxes.

(a) Equity Incentives. Pursuant to the 2006 Long-Term Incentive Plan, as amended (the “Incentive Plan”), on the Effective Date, Company shall Award (as defined in the Incentive Plan), and hereby does Award, to the Executive 75,000 stock options. From time to time, the Company’s Compensation Committee shall recommend, in its sole and absolute discretion, any future Awards to the Board of Directors. Any such future recommendation shall be subject to approval by the Board of Directors.

(b) Taxes. Notwithstanding any other provision of this Agreement to the contrary, if payments made pursuant to Section 4(a) are considered “parachute payments” under Section 280G of the Code, then such parachute payments plus any other payments made by the Company to Executive which are considered parachute payments (the “Parachute Payments”) shall be limited to the greatest amount which may be paid to the Executive under Section 280G of the Code without causing any loss of deduction of the Company under such section, but only if, by reason of such reduction, the net after tax benefit to Executive shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to Executive under Section 4(a), plus (ii) all other payments and benefits which Executive receives or then is entitled to receive from the Company that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.

In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Parachute Payments and taxes thereon, Executive shall permit the Company to control issues related to the Parachute Payments (at Company’s expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Parachute Payment or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and Executive’s representative shall reasonably cooperate with the Company and its representative. The Company shall be responsible for all accounting, consulting and legal fees. The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Parachute Payments.

5. Confidentiality; Intellectual Property.

Executive acknowledges that the Company is engaged in a continuous program of research, development and production in connection with its business, present and future, and hereby agrees to be subject to the terms and conditions of the Company’s form of non-competition and confidentiality agreement, a copy of which is attached hereto as Exhibit B.

6. Termination of Employment.

(a) Termination by the Company for Cause.

The Company may terminate this Agreement for Cause upon written notice to Executive if Executive acts, or fails to act, in a manner that provides Cause for termination.

(1) For purposes of this Agreement, the term “Cause” means: a termination of Executive by the Company on account of Executive’s (i) gross negligence or willful misconduct in the performance of his duties; (ii) act of dishonesty or embezzlement; (iii) evidenced, unauthorized use or disclosure of confidential information or trade secrets that results in a demonstrable damage to the Company; (iv) common law fraud or other fraud; (v) conviction or indictment of a felony or misdemeanor involving moral turpitude; (vi) material violation of the Company’s written policies and procedures; (vii) material breach of the terms of employment (e.g., this Agreement) or any other agreement between the Company and the Executive that results in a demonstrable damage to the Company; or (viii) willful and continued failure to perform his duties as reasonably determined by the Company’s Board of Directors.

Provided, however, that Cause shall not exist with respect to clauses (vi), (vii) or (viii) unless the Company has given written notice to Executive within thirty (30) days of the initial existence of the Cause event or condition(s) giving specific details regarding the event or condition; and unless the Executive has had at least thirty (30) days to cure such Cause event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

(2) All determinations of Cause under this Section 6(a) shall be reasonably made by the Board of Directors.

(b) Termination by the Company Without Cause. The Company may terminate this Agreement without Cause upon no less than fourteen (14) days’ written notice to the Executive.

(c) Termination by Executive for Good Reason. Executive may terminate this Agreement upon written notice to the Company for any or no reason or for Good Reason. For purposes of this Agreement “Good Reason” shall mean there is (i) a material and permanent diminution in Executive’s duties, or responsibilities, (ii) a material reduction in Executive’s Base Salary then in effect, (iii) a relocation of Executive’s office for the Company more than fifty (50) miles from the current location of the Executive’s office for the Company (unless Executive agrees to such relocation), or (vi) any breach by the Company of any material provision of this Agreement, subject to the Executive providing notice to the Company within ninety (90) days after the initial occurrence of the condition or event described above and the Company fails to cure or remedy any such condition or event within the thirty (30) day period following its receipt of the notice, and Executive thereafter elects to terminate his employment voluntarily within thirty (30) days after the expiration of the period for correcting such condition or event.

(d) Termination Due to Death or Disability. This Agreement shall immediately terminate upon the occurrence of any of the following:

(1) Executive’s death; or

(2) Executive’s Disability (as such term is defined in the Company’s Long-Term Disability Plan) provided, however, that notwithstanding Executive’s Disability, the Company shall continue to pay Executive his Base Salary through the date on which Disability is finally determined.

(e) Effective Date of Termination. If this Agreement is terminated by Executive, then the termination will be effective fourteen (14) days after the date of delivery of written notice of termination. If this Agreement is terminated by the Company with or without Cause, then termination will be effective as of the later of (i) date of notice of termination, (ii) expiration of any notice and “cure period” or (iii) as otherwise may be specified by the Company provided that such date shall not be less than fourteen (14) after Executive’s receipt of notice of termination.

(f) Effect of a Termination for Cause or by Executive Without Good Reason. If this Agreement is terminated by the Company for Cause or by Executive without Good Reason, then Executive shall be entitled to receive only his accrued and unpaid Base Salary and accrued vacation pay through the effective date of termination. In the event that the Company terminates this Agreement for Cause, then all outstanding unvested equity incentive awards, regardless of form, shall be cancelled and immediately forfeited, and for the avoidance of doubt, Executive shall not be entitled to any Severance Benefits (as hereafter defined).

(g) Effect of a Termination Without Cause; Termination for Good Reason; Severance. If this Agreement is terminated by the Company without Cause or by Executive for Good Reason, then Executive shall be entitled to receive twelve (12) months continuation of Executive’s Base Salary (regardless of Executive’s length of employment with the Company) and vested equity incentive awards (the “Severance Benefits”), which shall be payable over such twelve month period provided that Executive executes (and allows to become effective) a release of employment related claims in a form substantially similar to Exhibit C, attached hereto. Notwithstanding anything to the contrary, if, within ninety (90) days of termination, Executive becomes employed by any Walker Digital entity, then the salary continuation portion of the Severance Benefits shall be reduced by the amount of salary and bonus paid to Executive by such Walker Digital entity during the twelve (12) months following termination from the Company.

(h) Deemed Resignation. Upon any termination of Executive’s employment hereunder for any reason, with or without Cause, whether by the Company or by Executive, shall be deemed to have resigned from all positions as an officer, director and employee of the Company or any subsidiaries or other Affiliates thereof.

(i) Company Action Required. The Company may only terminate Executive’s employment, other than with respect to the termination of this Agreement at the end of the Term, by providing written notice to Executive.

7. 409A.

If when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Employment Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Executive’s separation from service (within the meaning of Code· Section 409A) for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

8. Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when sent by private overnight courier service, delivered personally, or shall be deemed given four (4) business days after mailing by registered or certified mail, postage prepaid (return receipt requested and received), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

GlobalOptions Group, Inc.

2 High Ridge Park

Stamford, CT 06905

Attention: Chief Executive Officer

If to Executive:

Karen Romaine, at the address noted above.

9. Withholding.

All payments of Base Salary, Performance Bonus, equity incentive awards and other compensation required to be made by the Company to Executive under this Agreement shall be subject to withholding taxes, employment taxes, and other payroll deductions in accordance with the policy of the Company and applicable law.

10. Successors and Assigns.

(a) The parties acknowledge that the Agreement is personal between the Company and the Executive, and with the Executives prior written consent, shall be binding upon and shall inure to the benefit Company’s successors and assigns. With such consent of Executive, the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company (including the rights and obligations arising under this Agreement) whether by operation of law or otherwise.

(b) This Agreement and all rights under this Agreement are personal to Executive and shall not be assignable other than by will or the laws of intestacy. All of Executive’s rights under this Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

11. General.

(a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut without regard to principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(c) Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure or delay of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

(d) Severability of this Agreement. Should any provision of this Agreement be held by an arbitration tribunal or court to be invalid or unenforceable, such invalid or unenforceable provision shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.

(e) Headings for Convenience. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

(f) Counterparts; Transmission of Electronic Signatures. This Agreement may be signed in any number of counterparts and by facsimile, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each party shall have received counterparts signed by the other party. Signatures provided by facsimile, “PDF” or other electronic means shall have the same effect as originals.

(g) Survival. Sections 3(c), 4(b), 5, 6, 8, 9, 10 and 11 will survive the termination of this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement as of September 18, 2013.

KAREN ROMAINE

/s/ Karen Romaine

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
Name: Harvey W. Schiller
Title: Chairman and Chief Executive Officer

[Signature Page to Romaine Employment Agreement]

Exhibit A

Exhibit B

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

This Non-Competition and Confidentiality Agreement is made as of this 18th day of September, 2013 by and between Karen Romaine (“Employee”) and GlobalOptions Group, Inc. (together with its subsidiaries, the “Company”) and effective as of the Effective Date, as defined in Employee’s Employment Agreement.

WHEREAS, Employee and the Company have entered into an Employment Agreement effective as of the Effective Date (as such Agreement may be amended or modified from time to time, the “Employment Agreement”); and

WHEREAS, the Employment Agreement provides additional benefits to Employee that he did not have prior to entering into the Employment Agreement; and

WHEREAS, the terms of the Employment Agreement are contingent upon Employee’s execution of this Non-Competition and Confidentiality Agreement;

NOW, THEREFORE, for good and valuable consideration, including Employee’s receipt of the benefits described in the Employment Agreement, Employee hereby agrees as follows:

1. If Employee terminates his employment with the Company for any reason other than Good Reason (defined below) or Employee’s employment is terminated by the Company for any reason, then Employee shall not:

(a) For a period of twelve (12) months following such termination, directly or indirectly, engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within any state in the United States or country in which the Company is doing business at the time of such termination, which is primarily engaged in a business that directly competes with the Company; provided, however, nothing contained in this Section 1(a) shall prevent Employee from holding for investment no more than one percent (1%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system;

(b) For a period of twelve (12) months following such termination, directly or indirectly, solicit, induce or encourage any person, firm, corporation or other entity who or which is a Customer (defined below), distributor or supplier of the Company to terminate or reduce its business or relationship with the Company;

(c) For a period of twelve (12) months following such termination, directly or indirectly, solicit or assist any individual or entity in the solicitation of business from, or performance of work for, any Customer or Prospective Customer (defined below) of the Company; and

(d) For a period of twelve (12) months following such termination, directly or indirectly, solicit, employ or establish a business relationship with, or encourage or assist any individual or entity to solicit, employ or establish a business relationship with, any individual who was employed by or worked as an independent contractor for the Company during the six (6) month period preceding Employee’s termination.

2. Defined terms. For the purposes of this Agreement:

(a) “Customer” shall mean those persons or entities for which the Company performed services or to which it has sold or otherwise provided any product during the last year of Employee’s employment with the Company;

(b) “Good Reason” shall have the meaning provided in the Employment Agreement.

(c) “Prospective Customer” shall mean all persons or entities with whom the Company has had substantive discussions about becoming a customer of the Company in the last year of Employee’s employment with the Company.

3. Confidentiality.

(a) Employee acknowledges that in the course of performing his duties on behalf of the Company he may, from time to time, be placed in a position of trust and confidence in which he receives or contributes to the creation of confidential and/or proprietary information relative to the Company’s operations. This confidential and/or proprietary information includes, but is not limited to: (i) business, manufacturing, marketing, legal and accounting methods, policies, plans, procedures, strategies and techniques; (ii) information regarding the Company’s development and acquisition activities; (iii) information concerning the Company’s earnings and methods for doing business; (iv) technical information, such as patterns, designs and product specifications; (v) trade secrets, including the formulas, methods, processes, standards and devices associated with the Company’s building, manufacturing and marketing activities; (vi) names, addresses and telephone numbers of the Company’s employees, vendors, and suppliers; (vii) customer lists and the names, addresses and telephone numbers of the Company’s customers and prospective customers; (viii) pricing, credit and financial information; and (ix) any and all other data or information relating to the operations and business of the Company which is not known generally by and readily accessible to the public. For purposes hereof, “confidential and/or proprietary information” does not include, and there shall be no obligation hereunder with respect to (i) information known by Employee prior to his employment by the Company and (ii) information that is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of the terms of this Agreement.

(b) With regard to the confidential and/or proprietary information as described in Section 3(a) Employee agrees that during his employment he will safeguard the privacy of the confidential and/or proprietary information and will use and/or disclose this confidential and/or proprietary information only as necessary to further the Company’s business interests. After Employee’s employment has ended, regardless of the reason and whether initiated by the Company or by Employee, Employee will not use and/or disclose the Company’s confidential and/or proprietary information at any time, at any place, for any reason except as required by law. In the event Employee is required to disclose any confidential and/or proprietary information by order of any court of competent jurisdiction or other governmental authority or is otherwise legally required to do so, Employee shall timely inform the Company’s CEO and Board of Directors of all such legal or governmental proceedings so that the Company may attempt by appropriate legal means to limit such disclosure.

(c) Upon Employee’s separation from the Company, regardless of the reason and whether initiated by the Company or by Employee, Employee will return to the Company, retaining no copies, any and all files, records, correspondence (other than personal correspondence), documents, drawings and specifications, which relate to or reflect the Company’s business operations, customers, prospective customers, employees, suppliers, vendors, etc., regardless of where such items were kept or prepared.

4. Injunctive and Other Relief.

(a) Employee acknowledges and agrees that the provisions of Section 1 and Section 3 are reasonable with respect to their duration, scope and geographical area. In particular, Employee acknowledges that the geographic scope of the Company’s business makes reasonable the geographic restrictions of this Agreement. If, at the time of enforcement of any of the provisions of Sections 1 and/or Section 3, a court holds that the restrictions therein exceed those allowed by applicable law, then such court will be requested by the Company, Employee and all other relevant parties to enforce the provisions in Section 1 and Section 3 to the broadest extent possible under applicable law and Section 1 and Section 3 shall be deemed to have been so modified.

(b) Employee agrees that if Employee breaches or threatens to breach any of the provisions of Section 1 and/or Section 3, the Company will have available, in addition to any other right or remedy available, the right to seek injunctive and equitable relief of any type from a court of competent jurisdiction, including but not limited to, the right to seek an order restraining such breach or threatened breach and, to specific performance of any such provision of this Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.

5. Miscellaneous.

(a) Severability; Survival. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. In the event that any provision contained in this Agreement shall be determined by any court of competent jurisdiction to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed form. Moreover, each provision of this Agreement is independent of and severable from each other. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining provisions of this Agreement shall remain in full, force and effect. For purposes of this Section 5(a), a “provision” of this Agreement shall mean any section or subsection of this Agreement or any sentence or clause within any section or subsection of this Agreement. The terms and provisions of this Agreement shall survive the termination of Employee’s employment.

(b) Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt request or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt of confirmation therefor, in all other cases.

If to Company:

GlobalOptions Group, Inc.

Two High Ridge Park

Stamford, CT 06905

Attention: Chief Executive Officer

Email:

If to Employee:

At Employee’s current home address as reflected in the Company’s records.

(c) Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing and executed by the Employee and the Company’s Vice-Chairman or Chairman. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other of further exercise of the same or any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

(d) Governing Law. The parties agree that this Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Connecticut (and United States federal law, to the extent applicable), without regard to principles of conflict of law.

(e) Assignment and Succession. The Company may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Employee expressly consents to the assignment of the Agreement to any new owner of the Company’s business or purchaser of the Company. Employee’s rights and obligations hereunder are personal and may not be assigned by Employee.

(f) Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first above written.

GLOBALOPTIONS GROUP, INC.		KAREN ROMAINE

By:	/s/ Harvey W. Schiller	/s/ Karen Romaine
Name: Harvey W. Schiller
Title: Chairman and Chief Executive Officer

Exhibit C

In consideration of the Severance Benefits offered to you, you knowingly and voluntarily waives and releases forever any and all claims, causes of action, demands for payment, compensation and damages (collectively, “Claims”) that you may have or may yet have against GlobalOptions Group, Inc. and its affiliates, successors and assigns (“GlobalOptions”), and any of their present and former employees, investors, officers, directors and agents, based upon any matter, cause or thing occurring through the date of your execution of this release and waiver, including any matter, cause or thing relating to the recruitment of you for employment with GlobalOptions, your employment by GlobalOptions, or the termination of such employment.

This release and waiver includes but is not limited to any rights or Claims under United States federal, state or local law and the national or local law of any foreign country (constitutional, statutory or decisional), for wrongful or abusive discharge, for breach of any contract or of discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including, without limitation, claims under: (i) the National Labor Relations Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; (iii) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (iv) the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; (v) the Immigration Reform Control Act, as amended; (vi) the Americans with Disabilities Act of 1990, as amended; (vii) the Age Discrimination in Employment Act of 1967, as amended, and including the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 621 et seq. (as amended, the “ADEA”) (except that you do not waive ADEA rights or claims that may arise after the date of your execution of this agreement); (viii) the Federal and Connecticut Fair Labor Standards Acts, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) the Connecticut Family Leave Act; (xii) any Connecticut statutes and regulations relating to wages, hours and work conditions; (xiii) any federal or state statutes and regulations that provide for payment of attorneys fees to the prevailing party on any claim or cause of action; and (xiv) any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, including those prohibiting sexual harassment or discrimination on the basis of age, sex, race, creed, color, religion, national origin, disability, pregnancy, marital status, sexual orientation or any other basis and retaliation for asserting any rights or making any reports or claims.

Notwithstanding the foregoing, by signing, you are not waiving any rights to pursue or receive benefits vested under GlobalOptions’s benefit plans or benefits that have been, or might be, awarded for medical costs or injury- or illness-caused lost income replacement on any Workers’ Compensation Claim pending as of your termination date. By signing, you are not giving up the right to file a charge of employment discrimination with the Connecticut Commission on Human Rights and Opportunities (“CCHRO”) and/or the Equal Employment Opportunity Commission (“EEOC”), to cooperate with the CCHRO and/or the EEOC in connection with such a charge or one filed by someone else, or to file suit to enforce, or challenge the validity of, this letter agreement. However, by signing, you are waiving any right to, and acknowledging that you shall be prohibited from, receiving any money award in connection with any CCHRO or EEOC charge.

By signing, you confirm that: (i) you have received all compensation, including, without limitation, wages and benefits due to you for services rendered up through your termination date; (ii) throughout your employment with GlobalOptions, you have received, without interference or retaliation, all leave and reinstatement to which you were entitled under any federal or state Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, and/or any other law protecting disability, family or military absences from work; (iii) you are aware of no unreported workplace injury or occupational disease suffered by you in your employment with GlobalOptions; (iv) you have not assigned to any person or entity all or any part of the Claims; and (v) you have not been retaliated against by GlobalOptions or any member, investor, employee or agent of GlobalOptions for reporting any wrongdoing either to any member, investor, executive, director, supervisor, manager or agent of GlobalOptions or to any governmental authority.